[Letterhead of Crouch, Bierwolf and Chisholm]



October 17, 2000


Chief Accountant
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

BY U.S. MAIL

         Re:      Golden Opportunity Development Corporation
                  File No. 000-27961

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on October 17, 2000, to be filed by our former client Golden Opportunity Development Corporation. We agree with the statements made in response to that Item 4 insofar as they relate to our firm.

Very truly yours,

/s/ Crouch, Bierwolf & Chisholm
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Crouch, Bierwolf & Chisholm